Exhibit 24.3

July 11, 2011

Lorus Therapeutics Inc. 2 Meridian Road Toronto, ON M9W 4Z7 Canada Attention: Aiping Young, Chief Executive Officer
Dear Sirs/Mesdames:

Re:  Equity Commitment

We understand that Lorus is proposing to undertake a public offering of securities (the “Offering”) by way of short form prospectus with proposed gross proceeds of between $2.0 million (the “Minimum Offering”) and $4.0 million.

This irrevocable commitment letter will confirm the commitment of the undersigned to and in favour of Lorus Therapeutics Inc. (“Lorus”), to purchase from time to time up to November 30, 2011, directly or indirectly, subject to the conditions set forth herein, common shares and common share purchase warrants (or as may otherwise be agreed) in the capital of Lorus (collectively, the “Securities”) having an aggregate subscription price equal to the difference (the “Commitment Amount”), if any, between (a) the sum of (i) the gross proceeds realized by Lorus in the Offering and (ii) the gross proceeds received by Lorus in respect of all financings completed by Lorus from the date of the final short form prospectus to November 30, 2011 and (b) $4,000,000.

This commitment is irrevocable and subject to regulatory approval (which may include shareholder approval).

If an agreement between the undersigned and the Corporation cannot be reached with respect to the price of the Securities or if regulatory approval (including shareholder approval) is not received, the undersigned will loan Lorus from time to time amounts not exceeding $400,000 per month up to a total loan amount equal to the Commitment Amount at a rate of interest of 10% per year, which loans will mature one year from the date of issue and on which Lorus will make interest only payments on a monthly basis. The loans will be evidenced by promissory notes substantially in the form attached as Schedule “A”.

Neither this letter nor any of the rights and obligations described herein may be assigned, except by the undersigned to an affiliate of the undersigned, it being agreed that any such assignment shall not relieve the undersigned from its obligations hereunder.  This letter shall enure solely to the benefit of, and be binding upon, the undersigned and Lorus.

This letter may be executed in counterparts.  This letter may not be amended except by an instrument in writing signed by each of the parties hereto.  This letter shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.  Each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of the courts of the Province of Ontario for any litigation arising out of or relating to this letter or the transactions contemplated hereby, and irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this letter or the transactions contemplated hereby in such courts.

This letter will become effective upon its acceptance by Lorus and the undersigned, as evidenced by the delivery of a counterpart of this letter executed by each such party.

Very truly yours,

Herbert Abramson

Accepted and agreed as of the date first written above.

LORUS THERAPEUTICS INC.
By:
Name:
Title:

SCHEDULE A
FORM OF PROMISSORY NOTE

FOR VALUE RECEIVED, Lorus Therapeutics Inc. (the “Debtor”) hereby promises to pay to or to the order of Herbert Abramson (the “Lender”) the principal amount of $• (the “Principal Amount”) in lawful money of Canada, with interest thereon at the rate of 10% per annum payable in the same currency monthly on the last business day of each month. The outstanding Principal Amount, together with any accrued and unpaid interest thereon, will be payable by the Debtor to the Lender on [date that is one year after issue].

This Promissory Note shall enure to the benefit of and be enforceable by the Lender and any of his respective heirs, executors, administrators or other legal representatives.

All payments hereunder will be made without days of grace, presentment, protest, notice of dishonour or any other notice whatsoever, all of which are hereby expressly waived by the maker and each endorser hereof.

The Debtor hereby acknowledges that the Lender may declare the Principal Amount outstanding under this Promissory Note to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Debtor, upon the occurrence of any of the following events:

(a)	the Debtor fails to pay any or all interest payable when due on the last business day of each month;

(b)
the Debtor ceases or threatens to cease to carry on the business currently being carried on by it or a substantial portion thereof or makes or agrees to make an assignment, disposition or conveyance, whether by way of sale or otherwise, of its assets in bulk;

(c)	the Debtor is an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) or commits or threatens to commit any act of bankruptcy; or

(d)	the commencement of any proceeding or the taking of any step by or against the Debtor for the dissolution, liquidation or winding-up of the
Debtor or for any relief under the laws of any jurisdiction relating to bankruptcy, insolvency, reorganization, arrangement, compromise or winding-up, or for the appointment of one or more of a trustee, receiver, receiver and manager, custodian, liquidator or any other person with similar powers with respect to the Debtor.

The Principal Amount hereof, together with interest accrued thereon, may at any time be repaid in full by the Debtor without bonus or penalty and with prior written notice to the Lender.

Neither the extension of time for making any payment which is due and payable under this Promissory Note at any time or times, nor the failure, delay, or omission of the Lender to exercise or enforce any of its rights or remedies under this Promissory Note, will constitute a waiver by the Lender of its right to enforce any such rights and remedies subsequently. The single or partial exercise of any such right or remedy will not preclude the Lender’s further exercise of such right or remedy or any other right or remedy.

This Promissory Note will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

DATED as of the _________ day of ___________________, 2011.

LORUS THERAPEUTICS INC.

Per: ________________________________________________________

Per: ________________________________________________________

Acknowledged and agreed:

                                        ________________________________________________________
Name: Herbert Abramson